Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows: 1. The name of the corporation is_________________________________________ _______________________________________________________________________. ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ 3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. By:____________________________________ Authorized Officer Name:____________________________________ Print or Type Electromedical Technologies, Inc. $0.00001 per share, and One (1) share designated as “Series ‘B’ Preferred Shares, par value $0.00001 per share. Matthew Wolfson, President Docusign Envelope ID: FAF8ED16-AB80-4761-8B53-DF779B95A65B 2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered _______ Fourth ________________________ so that, as amended, said Article shall be and read as follows: ____ Fourth_. ___________________________________________________________________ ____ The agg___________________ regate number of shares that th_ e_____________________________________ Corporation shall have the authority to issue is Five Billion, One _ M__________ illion, and One ____ (5,001_,00__________________ 0,001), including Five Billion ( _ 5, _____________________________________ 000,000,000) shares of capital stock designated as “Common S_to__________ ck,” with a ____ par va_lu__________________ e of $0.00001 per share, One M_i _____________________________________ llion (1,000,000) shares designated as “Series ‘A’ Preferred Sha_re__________ s,” par value 08/06/2024